Grantham, Mayo, Van Otterloo & Co. LLC

MEMORANDUM

To:              David Lyons
Matthew Dunlap

From:              Judith Lyden

cc:              Andy Luu
Daniel Sweet

Date:              October 25, 2007

Re:              GMO Trust - Item 77 Attachments - Form N-SAR
For Period March 15, 2007 through August 31, 2007 (and current)

Item 7
As a reminder to update your report under Item #7:
•	Effective June 30, 2007, GMO Emerging Markets Quality Fund changed its name to: GMO Emerging Markets Opportunities Fund
•	Effective July 25, 2007, a new series of GMO Trust became effective: GMO Special Situations Fund
•	GMO US Value Fund – liquidation of the fund is anticipated prior to 2Q 2008
•	GMO Tax-Managed Small/Mid Cap Fund – liquidation of the fund is anticipated prior to 2Q 2008

Item 77D:  Policies with respect to security investments

• GMO Foreign Fund and GMO Foreign Small Companies Fund - the investment objective of each of the funds has been changed from “High total return” to “Total return in excess of that of its benchmark”.

•
GMO Foreign Small Companies Fund - the definition of “small companies” has been modified to read as follows: “companies located or doing business outside of the U.S. that are in the smallest 30% of companies in a particular country as measured by total float-adjusted market capitalization”.

•
GMO Emerging Markets Opportunities Fund (formerly, Emerging Markets Quality Fund) - the investment objective changes from “Broad exposure to the higher quality companies in the benchmark” to “High total return.”  In addition, the statement that “The Fund seeks to achieve its objective by outperforming its benchmark” has been added.  The principal investment strategies of this fund have been modified to more closely match the other funds managed by the Emerging Markets Division.

•	GMO Emerging Country Debt Fund - the investment objective has been changed from “High total return” to “Total return in excess of that of its benchmark.”

•
GMO Trust – Statement of Additional Information (SAI) - Portfolio Transactions – Effective June 30, 2007, a non-fundamental investment restriction has been modified for all funds, as disclosed in the SAI, to clarify that although the funds may not buy or sell oil, gas or certain interests in minerals, the funds may purchase securities of issuers in these industries or that hold or represent interests in these types of investments.

Item 77E:  Legal Proceedings

Series 15 – GMO Emerging Markets Fund
Indian regulators have alleged that the Fund violated certain conditions under which it was granted permission to operate in India and have restricted a portion of the Fund’s locally held assets pending resolution of the dispute.  The amount of restricted assets is small relative to the size of the Fund, representing approximately 0.02% of the Fund’s total assets as of August 31, 2007.  The valuation of this possible claim and all matters relating to the Fund's response to these allegations are subject to the supervision and control the Trust's Board of Trustees, and all costs in respect of this matter are being borne by the Fund.

Series 41 – GMO Special Purpose Holding Fund
As disclosed in the Fund’s financial statements, the Fund was among numerous plaintiffs that filed claims in the Arizona Superior Court on May 23, 2003 against various defendants, including J.P. Morgan Chase Bank, Credit Suisse First Boston Corp., and Deloitte & Touche in connection with the default of two asset-backed securities, NPF VI Trust and NPF XII Trust, held by the Fund.  The litigation was removed to federal court and now resides in the U.S. District Court for the Southern District of Ohio.  All claims have been settled with J.P. Morgan Chase Bank and Deloitte & Touche.  Registrant considers this litigation routine litigation incidental to its business.

Item 77I:  Terms of new or amended securities

•	Effective June 30, 2007, GMO Emerging Markets Quality Fund changed its name to: GMO
Emerging Markets Opportunities Fund (changed rolled into Prospectus at June 30, 2007)
•	Effective July 25, 2007, a new series of GMO Trust was established: GMO Special Situations Fund

Item 77Q1:  Exhibits

(a) Attached is a copy of the following Amendment to the GMO Trust Declaration of Trust during this period:
•	Amendment No. 33: to establish a new series of the Trust, “GMO Special Situations Fund”, effective July 25, 2007

(b) Attached is a copy of the management contract between GMO Trust, on behalf of GMO Special Situations Fund, and GMO LLC

(c)	Attached is a copy of each of our most recent Supplement dated September 25, 2007 to the GMO Trust Prospectus and SAI, each dated June 30, 2007

Item 81:  Joint Fidelity Bond
•	Yes